UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Alfa Corporation

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ALFA CORPORATION

P.O. BOX 11000

Montgomery, Alabama 36191-0001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Alfa Corporation:

Notice is hereby given that the 2007 Annual Meeting of the stockholders of Alfa Corporation will be held at the Executive Offices of the Company, 2108 East South Boulevard, Montgomery, Alabama, on May 3, 2007, at 10:00 a.m., for the purpose of considering and acting upon the following:

(1)	To elect a Board of Directors to serve until the next annual meeting of stockholders.

(2)	To receive the report of officers (without taking any action thereon) and to transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 22, 2007, has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. The stock transfer books of the Company will not be closed.

The Company’s Proxy Statement is submitted herewith, together with the Annual Report for the Year ended December 31, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

H. Al Scott

Secretary

March 30, 2007

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

ALFA CORPORATION

P. O. BOX 11000

Montgomery, Alabama 36191-0001

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2007

We are furnishing this proxy statement and the accompanying proxy on or about March 30, 2007 to the stockholders of Alfa Corporation (the “Company”) in connection with the solicitation of proxies on behalf of management of the Company for use at the annual meeting of stockholders to be held at our executive offices located at 2108 East South Boulevard, Montgomery, Alabama, on May 3, 2007, and any and all adjournments thereof.

The shares represented by each properly executed, un-revoked proxy will be voted as directed by the stockholder with respect to matters described thereon. If no direction is made, the shares represented by each properly executed proxy will be voted FOR the proposal listed on the proxy and with the discretion of the proxy holders as to any stockholder proposal that may come before the meeting, provided that the Company did not have notice of the proposal at least 45 days before March 30, 2007. If any of the management nominees should become unavailable to serve at the time of the meeting, the shares represented by the proxies not withholding authority will be voted for the remaining management nominees and for any substitute nominee (or nominees, as the case may be) designated by the Board of Directors or, in the absence of such designation, by the Board of Directors in accordance with the discretion of the proxy holder. Management has no reason to believe that any management nominee will be unable or unwilling to serve as director. The Company will bear the cost arising in connection with this solicitation. Shares represented in person or by proxy, as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions will be counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXY

Any proxy given may be revoked at any time prior to its exercise by executing a subsequently dated proxy, by written notice delivered to the Secretary of the Company at the Company’s executive offices, or by attendance at the stockholders meeting and giving notice to the Secretary or inspector appointed for the meeting of the intention to revoke the proxy. The executive offices of the Company are located at 2108 East South Boulevard, P.O. Box 11000, Montgomery, Alabama 36191-0001.

VOTING SECURITIES AND PRINCIPAL HOLDERS

All of the outstanding capital stock of the Company is $1.00 par value common stock. Each share is entitled to one vote. At the close of business on February 28, 2007, there were 80,475,9131 shares of stock outstanding and entitled to vote. Stockholders entitled to vote in person or by proxy are stockholders of record at the close of business on March 22, 2007.

The following table contains information concerning anyone known by the Company to be a beneficial owner of more than 5% of the Company’s outstanding common shares as of January 1, 2007.

Name and Address	Number of Shares Owned	Percent
Alfa Mutual Ins. Co. (“AMI”) P. O. Box 11000 Montgomery, AL 36191	34,296,747	42.62%

Alfa Mutual Fire Ins. Co. (“AMF”) P. O. Box 11000 Montgomery, AL 36191	9,187,970	11.42%

Alfa Mutual General Insurance Company (“AMG”) owns 631,166 shares which is 0.78% of the outstanding common shares. AMI, AMF, and AMG have filed a Schedule 13D with the Securities and Exchange Commission showing ownership in the aggregate of 54.83 percent of the Company’s outstanding shares of common stock.

AMI, AMF, and AMG each disclaim beneficial ownership of shares held by the other companies.

PROPOSAL 1

ELECTION OF DIRECTORS

The By-laws call for the election of directors annually. Accordingly, all of the directors of the Company will stand for election.

All nominees for election as directors currently serve as directors of the Company.

The affirmative vote of the holders of a majority of the common stock represented by proxy or in person at the meeting at which a quorum is present shall be required for the election of directors. Proxies solicited by management will be voted FOR the election of management nominees for directors, unless specified to the contrary in such proxies.

Your Board of Directors recommends that you vote FOR the election of management nominees for directors.

[1]

There are an additional 16,000 shares outstanding issued to Alfa Life Insurance Corporation (“ALIC”), a subsidiary of the Company, upon organization of the Company, which are not entitled to be voted or counted for quorum purposes as long as they are owned by ALIC.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning each of the nominees’ present offices and positions held with the Company, his principal occupation or employment during the last five years, the date he first became a director, directorships in other publicly held companies, and the approximate number of shares beneficially owned by each person. The information presented below as to principal occupations and shares of stock beneficially owned is as of February 28, 2007 and is based in part on information received from the respective nominees and in part from the records of the Company. The current term of each of the directors expires at the annual meeting when their successors are elected.

Nominees for Director	Age	Positions With Company, Business & Directorships	Director Since	Stock Beneficially Owned as of February 28, 2007
				Directly[1]	Indirectly[2]		Percent
Jerry A. Newby[4]	59	Chairman of the Board, President and Chief Executive Officer; President of Alabama Farmers Federation; Board of Directors American Farm Bureau Federation; and Farmer	1993	695,176	35,058		0.91
Hal F. Lee[4,5]	62	Farmer	1998	6,702	8,000.02
Russell R. Wiggins[4,5]	57	Farmer	1999	19,093			.02
Dean Wysner[4,5]	60	Farmer	2000	2,601			.00
Steve Dunn[4,5]	50	Farmer	2000	2,909			.00
Jacob C. Harper[4,5]	50	Farmer	2004	11,362	1,578.02
B. Phil Richardson[4,5,6]	81	Retired (04-01-97) Executive Vice President of Operations, Alfa Insurance Group	1983	247,950	12,000.32
Boyd E. Christenberry[6]	78	Retired (01-31-93) Executive Vice President of Marketing, Alfa Insurance Group	1983	466,235	120,922.73
John R. Thomas[4,5,6]	69	Chairman, President & Chief Executive Officer of Aliant Financial Corporation of Alexander City, Alabama. Director: Aliant Financial Corporation, Russell Corporation, Aliant Bank	1989	16,930			.02
Larry E. Newman[6]	66	Retired (9/30/01) Partner, Ernst & Young, LLP	2004	11,354			.01
C. Lee Ellis	55	Executive Vice President, Operations; Director PCIAA	1999	551,792	11,029.70

Executive Officers who are not Directors
Herman A. Watts	59	Executive Vice President, Marketing, since 3/16/06; formerly District Sales Manager		63,216			.08
William B. Harper, Jr.	62	Senior Vice President, Life & Loan Operations		303,386	11,331.39
Stephen G. Rutledge	48	Senior Vice President, Chief Financial Officer and Chief Investment Officer		247,102	9,053.32

Directors and Officers as a Group (22 persons)				3,329,329	44,373,866	[3]	59.28

FOOTNOTES FOR DIRECTORS AND EXECUTIVE OFFICERS TABLE

[1]	The direct beneficial ownership column includes shares directly owned, restricted stock awards, stock option awards, and shares held in the director or officer’s deferred compensation plan accounts.
[2]

Indirect beneficial ownership includes shares, if any, (a) owned as trustees in which the director or officer or any member of his/her immediate family has a beneficial interest, or (b) held in trust in which the director or officer has a beneficial interest, or (c) owned and traded in the name of the spouse, minor children, or other relative of the director or officer living in his home, or (d) owned by a corporation, partnership, or other legal organization in which the director or officer has a substantial beneficial interest, or (e) held in a 401(k) plan account maintained by Alfa Mutual Insurance Company to which shares the officer has no right to vote or to direct when and under what price, terms, or conditions said shares are purchased in said account.

[3]

Includes 34,296,747 shares owned by AMI, 9,187,970 shares owned by AMF, and 631,166 shares owned by AMG of which Jerry A. Newby is Chairman of the Board and President and has voting and investment authority as determined by the boards of directors of AMI, AMF, and AMG.

[4]	Member, Executive Committee.
[5]	Member, Compensation Committee.
[6]	Member, Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis is intended to describe the Company’s compensation programs and policies as they pertain to its Named Executive Officers (“NEOs”).

Role of Alfa Mutual Insurance Company and the Compensation Committee

The Company has no direct employees and pays no cash compensation directly to any of its NEOs. AMI, which owns approximately 43% of the outstanding common stock of the Company, is the statutory employer of all the employees providing services to the Company. The Company and AMI are parties to a Management and Operating Agreement whereby AMI provides management and operational services to the Company, including use of its employees, and the Company reimburses AMI for the allocated costs and expenses of those services.

Each year, the Compensation Committee of the Board of Directors for the Company evaluates the CEO and recommends to the Company’s Board of Directors compensation for the CEO. The other NEOs are evaluated by their particular supervisor. Compensation reimbursed by the Company to AMI under the Management and Operating Agreement is subject to approval by AMI.

Objective of the Compensation Program

The objective of the Company’s compensation program is to competitively compensate its NEOs in a manner that allows the Company to attract, retain, reward, and motivate these key executives.

Named Executive Officers may be compensated with a combination of base salary, an annual non-equity incentive bonus, and long-term equity-based compensation. These elements are designed to provide an appropriate mix of annual salary, short-term performance awards, and long-term awards in roughly equal proportion. Payment of one element is independent of, and does not affect, the payment of the other elements.

While the various elements of compensation operate independently of one another, adjustments to these elements are performance-driven. Therefore, it would not be unusual for these elements to have similar variations in magnitude and direction.

NEOs are also eligible to participate in certain qualified and non-qualified benefit plans and receive certain perquisites and other personal benefits or property as a part of their total compensation.

Base Salary

All Company jobs, excluding commissioned sales jobs but including those of the NEOs, are evaluated using a system designed by AMI’s compensation consultants, the Hay Group. Salary ranges for jobs are then determined based on this evaluation. These salary ranges establish a minimum and maximum salary for each job, including those of the NEOs. The Hay Group also undertakes periodic reviews of salaries, including those of the NEOs, to ensure their competitiveness in the marketplace for jobs of similar levels of responsibility.

Base salaries are designed to allow the Company to attract qualified talent, and to provide a secure financial foundation for employees. Base salaries for NEOs may be adjusted annually using AMI’s Merit Increase Guidelines which apply to all employees, other than those paid on commission. Under the Guidelines, merit increase percentages range from 0 percent to 6.25 percent. The NEO’s performance is evaluated annually, and merit increases, if any, are granted based on the level of performance and the position of that employee’s salary within its salary range. Merit increase percentages for the various levels of performance are recommended annually by the Human Resources department with the aid of market data and compensation consultants and approved by the CEO.

Merit increases are granted as a reward for the employee’s performance during the preceding year. Mr. Newby’s performance is evaluated by the Compensation Committee and approved by the Board of Directors. Mr. Ellis and Mr. Watts are evaluated by Mr. Newby. Mr. Rutledge and Mr. Harper are evaluated by Mr. Ellis.

Annual Non-Equity Incentive Bonus

Annual bonuses are designed to reward Company performance and individual achievements by the NEO during the year for which they are awarded.

The Company’s NEOs are eligible to receive a percentage of their base salary annually as a performance bonus based upon the attainment of pre-determined corporate and/or individual goals. The corporate factors used in determining bonus eligibility and percentages may include, among other things, premium growth, loss ratio, expense ratio, peer company performance, and investment performance. Mr. Newby, Mr. Ellis, and Mr. Watts’ performance bonus is based solely on corporate factors. In addition to corporate goals, other NEOs and Company officers, including Mr. Rutledge and Mr. Harper, have individual goals that are determined by the NEO and his supervisor at the beginning of a year which affect the NEO’s bonus percentages at year-end. Individual goals may include, among other things, managing department expenses within budget, attainment of new business objectives, and timely completion of assigned projects.

The Company allows employees to defer a portion of their annual incentive bonus into a Restricted Stock Bonus Plan. The Restricted Stock Bonus Plan allows participants to defer a portion of their bonus in Company stock, which is matched at a rate of fifteen percent (15%), thereby encouraging increased investment in the Company while saving on a tax-deferred basis. Certain employees, including the Company’s NEOs, may also defer a portion of their compensation into a voluntary, non-qualified Deferred Compensation Plan. Both of these plans allow the participants to save on a tax-deferred basis.

Long-Term Equity-Based Compensation

The Company’s NEOs are eligible for long-term equity-based awards under the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan (the “2005 Plan”), which has been voted on and approved by the Company’s stockholders. The Company believes equity awards are particularly effective in focusing its executives on actions and decisions that lead to the long term profitability and growth of the Company, and serve as a reward for such actions and decisions. Because of the vesting requirements of these awards, they serve as an effective tool in retaining executive talent. Such awards also promote the concept of ownership among the Company’s NEOs, and align the executives’ financial interests with those of the Company and its stockholders.

Mercer Human Resources Consultants assisted with the development of the 2005 Plan, and the award amounts are consistent with that consultant’s recommendations. Awards under the plan are discretionary, and must be approved by the Company’s Board of Directors. Such awards, consisting to date of stock options and restricted stock, have ordinarily been made early in the calendar year and reflect the NEOs’ and Company’s performance for the previous year. The strike price of stock options granted under the plan is the closing price of the stock on the date the board approves the grant. As a part of this program, the Company’s NEOs are expected to meet certain guidelines for ownership of Company stock as a means of demonstrating not only their professional, but also their financial investment in the Company. Expected levels of ownership are defined on a share-denominated basis, and increase as previously granted restricted shares vest.

The Company does not have a program, plan or practice to coordinate option grants to executive officers with the release of material non-public information. Typically, option grants and other rewards are made early in the fiscal year, but following the release of the Company’s year-end earnings information. The Company does not attempt to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Pension Plans

Alfa Mutual Insurance Company sponsors qualified Defined Benefit and Defined Contribution (401(k)) Pension Plans that offer all its employees, including the Company’s NEOs, retirement security and serve to attract and retain talent. The Defined Benefit Plan plays a particularly important role in enabling the Company to attract more experienced talent, since its benefits to this group of employees are greater than those of the defined contribution plan.

AMI sponsors a non-qualified Executive Retirement Plan (“DB SERP”) for NEOs and certain other executives to provide competitive retirement benefits and to restore benefits lost to tax restrictions on its defined benefit pension plan.

AMI also sponsors a voluntary, non-qualified Deferred Compensation Plan to provide NEOs and certain other executives an opportunity to save, on a tax-deferred basis, salary and annual bonus compensation in excess of the 401(k) deferral limits. AMI makes matching contributions to the Deferred Compensation Plan designed to offset the tax restrictions on contributions to the 401(k) plan, but only to the extent that contributions are matched in the qualified 401(k) plan. This plan, in combination with AMI’s DB SERP, provides the NEOs and other executives with competitive, comprehensive retirement benefits.

Other Compensation

NEOs along with certain other executives are eligible for certain perquisites and other personal benefits or property such as the cost of a company car, certain travel expenses, vacation lodging, club dues and use of aircraft. These items allow the Company to remain competitive in the marketplace for executive talent.

AMI also provides the NEOs with a long-term disability benefit designed to ensure the financial security of the executives and their families should they sustain a disabling injury or illness.

NEOs are eligible, as are all employees, to participate in the Company’s Employee Stock Purchase Plan. This plan allows employees to purchase Company stock, with AMI matching fifteen percent (15%) of the employee’s cost. This program is designed to encourage employees to invest in the Company.

Accounting Considerations

Beginning in 2006, the Company began to record stock option grants, along with other share-based awards to employees, as an expense on the grant date as required by Statement of Financial Accounting Standard No. 123(R), Share-Based Payments (“SFAS No. 123(R)”).

Tax Considerations

The Company is aware that interpretations of and changes in the tax laws and other factors beyond the Company’s control affect the deductibility of compensation. While preserving tax deductibility is an important objective in establishing executive compensation, the Company will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

SUMMARY COMPENSATION TABLE

The Company’s executive officers are employees of AMI and the Company pays no cash compensation directly to them. The Company is a party to a Management and Operating Agreement with AMI under which it reimburses AMI for costs incurred by AMI in furnishing management and operational services to the Company.

The following table shows the compensation allocated to the Company for the chief executive officer, chief financial officer, and the three remaining most highly compensated executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2,3]	Option Awards ($)[2,4]	Non-Equity Incentive Plan Compensation ($)[1,5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total ($)
Jerry A. Newby CEO & President	2006	330,167	N/A	338,008	408,828	167,650	83,449	1,328,102

C. Lee Ellis EVP-Operations	2006	225,164	174,982	281,674	242,477	165,843	60,850	1,150,990

Herman T. Watts EVP-Marketing	2006	182,909	92,029	177,783	130,200	127,878	18,263	729,062

William B. Harper, Jr. SVP-Life and Loans	2006	220,162	94,220	151,668	113,917	93,011	25,734	698,712

Stephen G. Rutledge SVP-CFO & Chief Investment Officer	2006	153,960	46,185	95,996	100,941	34,662	23,534	455,278

FOOTNOTES FOR THE SUMMARY COMPENSATION TABLE

[1]

AMI’s deferred compensation plan allows certain employees to defer a portion of their base salary and non-equity incentive plan compensation. Amounts shown as allocated to the Company for base salary and non-equity incentive plan compensation are before any deferrals.

[2]

Effective January 1, 2006, the Company adopted SFAS No. 123(R), using the modified prospective transition method. Under this method, share-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for unvested stock options and awards that were outstanding on December 31, 2005 will be recognized over the requisite service period based on the grant-date fair value of those options and awards as previously calculated under the pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. The Company determined the fair value of these options using the Black-Scholes-Merton option pricing model. In addition, the non-substantive vesting period approach is used for attributing stock compensation to individual periods for awards to retirement eligible employees, which requires recognition of compensation expense immediately for such grants or over the period from the grant date to the date retirement eligibility is achieved. This change will not affect the overall amount of compensation expense to be recognized but will impact the timing of expense recognition.

Prior to adoption and consistent with the provisions of SFAS No. 123, the Company used the intrinsic value based method to account for stock options issued under the Alfa Corporation 1993 Stock Incentive Plan (“1993 Plan”) and provided pro forma disclosures as if the fair value based method had been applied. The Company accounted for the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan (“1995 Plan”) under SFAS No. 123 using the recognition and measurement principles of the fair value method.

(footnotes continued)

The expenses are allocated to the Company based on the Management and Operating Agreement with AMI (refer to Note 3—Related Party Transactions in the Notes to Consolidated Financial Statements included in the Company’s annual report for 2006 on Form 10-K).

[3]

Beginning in 2005, the Company awarded two types of service-based non-vested restricted stock to certain officers: restricted shares and career shares. Restricted shares vest and are issuable on the third anniversary after the date of grant. Prior to issuance, the Company will vote the shares and dividends paid will be credited as additional shares of restricted stock that vest along with the original grant. Career shares are awards of restricted stock to certain officers based on specified target levels of ownership of Company common stock by those officers. These shares vest on the third anniversary after the date of grant, but are not negotiable by the recipient until the recipient terminates employment with the Company. The Company will vote these shares until they are issued to the recipient and dividends paid will be credited as additional shares of restricted stock and held by the Company until such shares are issued.

Non-vested restricted stock is measured at fair value on the date of grant. Compensation expense for restricted stock awards with cliff vesting is recognized using the straight-line method over the three-year vesting period for non-retirement eligible employees. Compensation expense for restricted stock awards is recognized immediately for grants to retirement eligible employees or over the period from the grant date to the date retirement eligibility is achieved.

The column shows the Company’s share of compensation expense in 2006 for awards received by each named executive. The column includes expense recognized for awards issued in 2005.

In both 2005 and 2006, Mr. Newby chose not to participate in the award of restricted stock.

[4]

Under the 1993 Plan and 2005 Plan, options ratably become exercisable annually over three years and expire ten years from the date of the award. Compensation cost for options with graded vesting is recognized using the straight-line method over the three year vesting period for non-retirement eligible employees. Compensation cost for options is recognized immediately for grants to retirement eligible employees or over the period from the grant date to the date retirement eligibility is achieved.

The column shows the Company’s share of compensation expense in 2006 for options received by each named executive. The column includes expense recognized for prior years’ awards.

The Company cautions that the actual amount ultimately realized by a Named Executive Officer from the disclosed equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations, differences in the valuation assumptions used and the timing of exercise or applicable vesting for the year ended December 31, 2006.

[5]

The Company’s NEOs are eligible to receive a percentage of their base salary annually as a performance bonus based upon the attainment of pre-determined corporate and/or individual goals. The corporate factors used in determining bonus eligibility and percentages may include, among other things, premium growth, loss ratio, expense ratio, peer company performance, and investment performance. NEOs other than Mr. Newby, Mr. Ellis, and Mr. Watts, may also have individual goals that are determined by the NEO and his supervisor at the beginning of a year which affect the NEO’s bonus percentages at year-end. Individual goals may include, among other things, managing department expenses within budget, attainment of new business objectives, and timely completion of assigned projects.

The column shows the compensation allocated to the Company under this plan in 2006.

[6]

AMI is the employer of the named executives and maintains the defined benefit plans. While the Company is apportioned a certain amount for the expenses incurred by the plans on an ongoing basis, AMI, as the employer, is the entity that pays accumulated benefits to employees under the plans. The Company is not responsible for paying any portion of the accumulated benefits upon the named executives’ retirement.

(footnotes continued)

For illustration purposes only, the column shows the change in the pension value of the executives’ accumulated retirement benefit utilizing the same allocation percentages applied to the salary and non-equity incentive plan compensation columns.

The column does not include any earnings on nonqualified deferred compensation, as any earnings were not above-market or at a preferential rate. Earnings on nonqualified deferred compensation are set forth in the Nonqualified Deferred Compensation Table.

[7]

The “All Other Compensation” column consists of the amount reimbursed to AMI as the Company’s share of the cost of: (A) certain perquisites and other personal benefits or property if in excess of $10,000, including the cost of a company car, certain travel expenses, vacation lodging, club dues, and use of aircraft; (B) AMI’s payment of premiums for long term disability insurance; (C) AMI’s matching contribution to a 401(k) plan maintained by AMI. The maximum matching contribution out of the 401(k) plan maintained by AMI for 2006 was dollar for dollar on the first 3% and fifty cents on the dollar for the next 2% of an employee’s annual compensation or dollar for dollar up to a maximum of $1,000, whichever match provides the greater benefit; (D) AMI’s contribution to the executive’s Deferred Compensation Plan account; (E) AMI’s contribution to the executive’s Restricted Stock Bonus Plan account. Under this plan, any employee may defer up to one half of the employee’s annual performance bonus into Alfa Corporation stock. AMI contributes fifteen cents for every dollar the employee contributes. The employee’s contribution and the employer’s match and any accumulated dividends will be paid out to the employee at the end of two years; and (F) AMI’s contribution to the executive’s Employee Stock Purchase Plan account. Under this plan, any employee may use up to the greater of 10% of their annual compensation or $1,000 per month to purchase Alfa Corporation stock. AMI contributes fifteen cents for every dollar the employee contributes. Column (G) shows the Company’s share of the cost of dividend equivalents on certain stock option awards and reinvested dividends on restricted share awards. Under the Alfa Corporation 1993 Stock Incentive Plan, Mr. Ellis, Mr. Rutledge, and Mr. Harper were granted dividend equivalents. Under the 1993 plan, if dividend equivalents were granted in connection with the grant of stock options, the grantee has the nonforfeitable right to receive in connection with each share of stock subject to such option an amount equal to the cash dividends paid on a share of stock from the date of grant until the earlier of the exercise date of the options to which such dividend equivalents are applicable or the expiration or termination of the options. Such dividend equivalents are accumulated during the period from the date of payment of each cash dividend paid on a share of stock until the payment of the dividend equivalent to a grantee. The dividend equivalents are payable in cash upon the earlier of the exercise of the option to purchase shares of stock to which the dividend equivalent was associated, or the expiration or termination of such options.

Name	Year	A	B	C	D	E	F	G	Total ($)
Jerry A. Newby	2006	22,562	1,854	4,903	24,107	25,072	4,951	0	83,449
C. Lee Ellis	2006	16,755	1,699	4,903	13,087	2,507	1,003	20,896	60,850
Herman T. Watts	2006	0	0	6,120	3,986	5,628	680	1,849	18,263
William B. Harper, Jr.	2006	0	3,267	8,800	4,878	—	270	8,519	25,734
Stephen G. Rutledge	2006	0	1,267	4,831	5,074	4,228	2,308	5,826	23,534

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE

As discussed, the Company’s executive officers are employees of AMI. AMI may enter into employee agreements or arrangements in special circumstances with the approval of its board of directors. None of the listed officers have employment agreements or arrangements, either written or unwritten.

The base salaries for the Named Executive Officers were determined as set forth in the Compensation Discussion and Analysis. AMI does not provide guaranteed or discretionary annual bonuses. Bonuses are incentive or performance based.

GRANTS OF PLAN-BASED AWARDS

The following table lists the grants of plan-based awards in 2006 for the officers listed in the Summary Compensation Table.

Name	Grant Date	Estimated Possible Payout Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]		All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Threshold ($)	Target ($)	Maximum ($)
Jerry A. Newby	2/28/2006	0	330,167	408,828	N/A	[3]	60,000	16.08	356,496
C. Lee Ellis	2/28/2006	0	180,131	270,197	15,000		50,000	16.08	538,280
Herman T. Watts	3/23/2006	0	109,745	164,618	8,000		40,000	16.54	384,152
William B. Harper, Jr.	2/28/2006	0	88,065	132,097	4,500		15,000	16.08	161,484
Stephen G. Rutledge	2/28/2006	0	76,980	115,470	9,000		30,000	16.08	322,968

FOOTNOTES FOR GRANTS OF PLAN-BASED AWARDS TABLE

[1]

The Company’s NEOs are eligible to receive a percentage of their base salary annually as a performance bonus based upon the attainment of pre-determined corporate and/or individual goals. These columns show the allocated bonus ranges available to the NEOs under the plan for the fiscal year ended December 31, 2006. The Non-Equity Incentive Plan Compensation column in the Summary Compensation Table shows the compensation allocated to the Company under this plan for the fiscal year ended December 31, 2006.

[2]

The column shows the total number of restricted stock awards granted to the named executives. AMI reimburses the Company for the expense related to a portion of the awards. With the exception of Mr. Watts, two-thirds of the shares will vest and are issuable on the third anniversary of the date of grant, while one-third of the shares will vest on the third anniversary of the date of grant, but are not negotiable by the recipient until the recipient terminates employment with the Company. Mr. Watts’ awards will vest and are issuable on the third anniversary of the date of grant. The restricted stock awards are entitled to dividends in the form of additional shares of restricted stock.

[3]	In 2006, Mr. Newby chose not to participate in the award of restricted stock.
[4]

The column shows the total number of stock options granted to the named executives. AMI reimburses the Company for the expense related to a portion of the options. The options vest one-third a year for three years. The grants were made as non-qualified options under the plan. The exercise price was determined at the close of business on the date of the grant.

[5]

The column shows the grant date fair value estimated for financial reporting purposes ($5.9416 per share) ($6.2958 per share for Mr. Watts) of all stock options, as well as the compensation expense, based on a per share value of $16.08 ($16.54 per share for Mr. Watts), of all restricted stock granted to the NEOs in 2006. AMI reimburses the Company for the expense related to a portion of the awards.

ADDITIONAL INFORMATION REGARDING GRANTS OF PLAN-BASED AWARDS

Stock options and restricted stock grants are issued upon advice and in the amounts recommended by Mercer Human Resources Consultants and are reviewed by Hay Group as a component of total compensation. Stock options are priced at the closing stock price as of the day the board approves the grants of options. The stock options vest equally over a three-year period of employment. Stock options may continue to vest after employment in the case of retirement or death. Only those stock options issued in 1998 to selected employees receive dividend equivalents. Those dividend equivalents are credited with interest quarterly based upon the cost of money for the Company on its commercial paper. No other stock options issued and outstanding are paid dividend equivalents. At no time during the last fiscal year has any outstanding option or other equity-based award been re-priced or otherwise materially modified.

There are two types of restricted stock awards: regular and career shares. Career shares differ from regular restricted stock in that career shares will not be given to the employee until the employee terminates from the Company. Officers will be granted additional restricted stock in the form of career shares when they have reached an established level of Alfa Corporation stock ownership under the Company’s ownership guidelines. In 2006, the ownership targets were for Newby 190,000 shares, for Ellis 100,000 shares, for Rutledge 55,000 shares, for Watts 55,000 shares, and for Harper 30,000 shares. The restricted stock awarded in 2006 and all stock option awards are not counted toward the ownership target. Employees who have not reached their ownership target and are not making the expected progress toward their established ownership goals will no longer receive regular restricted shares, but will have their restricted stock issued as career shares. All restricted stock is granted as of the day the board approves the awards. Regular restricted shares vest and are issuable on the third anniversary after the date of grant. Career shares vest on the third anniversary of the date of grant, but are not negotiable by the recipient until the recipient terminates employment with the Company. Restricted stock may continue to vest after employment in the case of retirement or death. All restricted stock pays dividends. Dividends paid will be credited as additional shares of restricted stock and held by the Company until such shares are issued. There have been no modifications to the restricted stock granted material or otherwise.

In both 2005 and 2006, Mr. Newby chose not to participate in the award of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table lists the outstanding equity awards as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]		Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
Jerry A. Newby	0	60,000	[4]	16.08	2/28/2016	N/A	[18]	N/A
	20,000	40,000	[5]	14.43	2/28/2015	—		—
	40,000	20,000	[6]	13.25	2/23/2014	—		—
	60,000	0		11.65	2/24/2013	—		—
	60,000	0		13.93	3/25/2012	—		—
	60,000	0		9.41	3/26/2011	—		—
	60,000	0		8.66	4/27/2010	—		—
	60,000	0		8.22	4/22/2009	—		—

C. Lee Ellis	0	50,000	[7]	16.08	2/28/2016	10,000	[19]	188,100
	16,667	33,333	[8]	14.43	2/28/2015	5,000	[20]	94,050
	33,333	16,667	[9]	13.25	2/23/2014	10,000	[21]	188,100
	50,000	0		11.65	2/24/2013	5,000	[22]	94,050
	50,000	0		13.93	3/25/2012	—		—
	50,000	0		9.41	3/26/2011	—		—
	50,000	0		8.66	4/27/2010	—		—
	50,000	0		8.22	4/22/2009	—		—
	24,000	0		7.10	3/23/2008	—		—
	7,000	0		6.00	2/18/2007	—		—

Herman T. Watts	0	40,000	[10]	16.54	3/23/2016	8,000	[23]	150,480
	1,334	666	[11]	13.25	2/23/2014
	2,000	0		8.88	3/23/2008

William B. Harper, Jr.	0	15,000	[12]	16.08	2/28/2016	3,000	[24]	56,430
	5,000	10,000	[13]	14.43	2/28/2015	1,500	[25]	28,215
	10,000	5,000	[14]	13.25	2/23/2014	3,000	[26]	56,430
	15,000	0		11.65	2/24/2013	1,500	[27]	28,215
	15,000	0		13.93	3/25/2012	—		—
	15,000	0		9.41	3/26/2011	—		—
	15,000	0		8.66	4/27/2010	—		—
	15,000	0		8.22	4/22/2009	—		—
	8,000	0		7.10	3/23/2008	—		—

Stephen G. Rutledge	0	30,000	[15]	16.08	2/28/2016	6,000	[28]	112,860
	10,000	20,000	[16]	14.43	2/28/2015	3,000	[29]	56,430
	20,000	10,000	[17]	13.25	2/23/2014	6,000	[30]	112,860
	30,000	0		11.65	2/24/2013	3,000	[31]	56,430
	30,000	0		13.93	3/25/2012	—		—
	30,000	0		9.41	3/26/2011	—		—
	8,000	0		7.10	3/23/2008	—		—

All information included in the table above is reflective of a 2-for-1 stock split in June 2002.

FOOTNOTES FOR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

[1]

The table shows the total number of stock options received by the named executives. AMI reimburses the Company for the expense related to a portion of these options. The options vest one-third a year for three years.

[2]	The table shows the total number of restricted stock awards received by the named executives, excluding dividends. AMI reimburses the Company for the expense related to a portion of these awards.
[3]	Market value is based on the closing market price at year-end of $18.81 per share.
[4]	20,000 options will vest February 28, 2007, 20,000 will vest February 28, 2008, and 20,000 will vest February 28, 2009.
[5]	20,000 options will vest February 28, 2007, and 20,000 will vest February 28, 2008.
[6]	The options will vest February 23, 2007.
[7]	16,667 options will vest on February 28, 2007, 16,667 will vest on February 28, 2008, and 16,667 will vest on February 28, 2009.
[8]	16,667 options will vest on February 28, 2007, and 16,667 will vest on February 28, 2008.
[9]	The options will vest February 23, 2007.
[10]	13,333 options will vest on February 28, 2007, 13,333 will vest on February 28, 2008, and 13,333 will vest on February 28, 2009.
[11]	The options will vest February 23, 2007.
[12]	5,000 options will vest February 28, 2007, 5,000 will vest February 28, 2008, and 5,000 will vest February 28, 2009.
[13]	5,000 options will vest February 28, 2007, and 5,000 will vest February 28, 2008.
[14]	The options will vest on February 23, 2007.
[15]	10,000 options will vest on February 28, 2007, 10,000 will vest on February 28, 2008, and 10,000 will vest on February 28, 2009.
[16]	10,000 options will vest on February 28, 2007, and 10,000 will vest on February 28, 2008.
[17]	The options will vest on February 23, 2007.
[18]	In both 2005 and 2006, Mr. Newby chose not to participate in the award of restricted stock.
[19]	Shares vest and are issuable on February 28, 2008.
[20]	Shares vest on June 1, 2008, but are not negotiable by Mr. Ellis until he terminates employment with the Company.
[21]	Shares vest and are issuable on February 28, 2009.
[22]	Shares vest on February 28, 2009, but are not negotiable by Mr. Ellis until he terminates employment with the Company.
[23]	Shares vest and are issuable on March 23, 2009.
[24]	Shares vest and are issuable on February 28, 2008.
[25]	Shares vest on June 1, 2008, but are not negotiable by Mr. Harper until he terminates employment with the Company.
[26]	Shares vest and are issuable on February 28, 2009.
[27]	Shares vest on February 28, 2009, but are not negotiable by Mr. Harper until he terminates employment with the Company.
[28]	Shares vest and are issuable on February 28, 2008.
[29]	Shares vest on June 1, 2008, but are not negotiable by Mr. Rutledge until he terminates employment with the Company.
[30]	Shares vest and are issuable on February 28, 2009.
[31]	Shares vest on February 28, 2009, but are not negotiable by Mr. Rutledge until he terminates employment with the Company.

OPTION EXERCISES AND STOCK VESTED

The following table lists the aggregated option exercises and stock vested as of December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jerry A. Newby	0	0	N/A	N/A
C. Lee Ellis	7,000	70,000	0	0
Herman T. Watts	0	0	0	0
William B. Harper, Jr.	5,000	53,750	0	0
Stephen G. Rutledge	0	0	0	0

The table shows the total number of stock options exercised and value realized by the named executives. AMI reimburses the Company for the expense related to a portion of the options.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows activity in the Named Executive Officers’ deferred compensation plans during the last fiscal year utilizing the same allocation percentages applied in the Summary Compensation Table.1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)[3]	Aggregate Earnings in Last FY ($)[4]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jerry A. Newby—Deferred Compensation Plan	30,134	24,107	176,818	0	1,090,330

Restricted Stock Bonus Plan	167,145	25,072	60,599	743	451,871

C. Lee Ellis—Deferred Compensation Plan	16,359	13,087	25,715	0	210,972

Restricted Stock Bonus Plan	16,715	2,507	6,184	147	47,178

Herman T. Watts—Deferred Compensation Plan	4,983	3,986	-189	0	8,780

Restricted Stock Bonus Plan	37,522	5,628	-1,043	0	42,107

William B. Harper, Jr.—Deferred Compensation Plan	6,097	4,878	13,314	0	124,530

Restricted Stock Bonus Plan	N/A	N/A	N/A	N/A	N/A

Stephen G. Rutledge—Deferred Compensation Plan	6,343	5,074	19,683	0	123,981

Restricted Stock Bonus Plan	28,188	4,228	9,544	0	70,517

FOOTNOTES FOR NONQUALIFIED DEFERRED COMPENSATION TABLE

[1]	While the Company has no employees and is not responsible for the deferred compensation liabilities to the employees of AMI, the Company reimburses AMI for its allocated deferred compensation expense.

(footnotes continued)

[2]	The amount shown is reported in the Salary and/or Non-equity Incentive Plan Compensation column of the Summary Compensation Table.
[3]

This column shows the Company’s share of the cost of AMI’s contribution to the executive’s deferred compensation and restricted stock bonus plan accounts. The amount shown is reported in the “All Other Compensation” column of the Summary Compensation Table.

[4]	Earnings in the plan are not reported in the Summary Compensation Table.

ADDITIONAL INFORMATION REGARDING NON-QUALIFIED DEFERRED COMPENSATION

AMI sponsors two deferred compensation programs, the Alabama Farmers Federation and Affiliated Companies Deferred Compensation Plan and the Alfa Mutual Insurance Company Restricted Stock Bonus Plan.

The Alabama Farmers Federation and Affiliated Companies Deferred Compensation Plan (“Deferred Compensation Plan”) is a nonqualified plan. Under the Deferred Compensation Plan, selected employees may defer any or all of their cash compensation into the plan. However, the employees are given a match for only that income deferred above the compensation limitation placed on Qualified Plans by Internal Revenue Code Section 401(a)(17). The match formula is dollar for dollar on the first three percent and $.50 on the dollar for the next two percent of compensation deferred by the employee above the compensation limitation which was $220,000 for 2006. The employee may pick between 12 different investment elections. Eleven of the investment choices are mutual funds and the remainder is Alfa Corporation stock. Employees may change their investment elections quarterly. When an employee signs up for this plan he must agree to the method of payments following the employee’s termination. The employee can receive the payments semi-monthly, monthly, quarterly, or annually for a period of time not to exceed ten years.

The Alfa Mutual Insurance Company Restricted Stock Bonus Plan (“Restricted Stock Bonus Plan”) is a nonqualified plan. Under the Restricted Stock Bonus Plan, employees may defer any or all of their annual performance bonus compensation into this plan. The employees are given a match of $.15 for each dollar contributed. The deferments are invested in Alfa Corporation stock. The participant is given the value of his account in cash or stock at the end of a two-year period. The participant may elect to have the money deferred into the Alabama Farmers Federation and Affiliated Companies Deferred Compensation Plan. However, these funds are not eligible for matching.

PENSION BENEFITS

The following table provides certain information regarding the Named Executive Officers’ participation in AMI’s defined benefit plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Jerry A. Newby	Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan	7	691,082	0
	Alabama Farmers Federation and Affiliated Companies Retirement Plan	7	112,799	0

C. Lee Ellis	Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan	30	1,335,311	0
	Alabama Farmers Federation and Affiliated Companies Retirement Plan	30	400,062	0

Herman T. Watts	Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan	27.5	114,596	0
	Alabama Farmers Federation and Affiliated Companies Retirement Plan	27.5	548,218	0

William B. Harper, Jr.	Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan	35	895,958	0
	Alabama Farmers Federation and Affiliated Companies Retirement Plan	35	1,230,805	0

Stephen G. Rutledge	Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan	21	220,622	0
	Alabama Farmers Federation and Affiliated Companies Retirement Plan	21	170,073	0

FOOTNOTES FOR PENSION BENEFITS TABLE

[1]

AMI is the employer of the named executives and maintains the defined benefit plans. While the Company is apportioned a certain amount for the expenses incurred by the plans on an ongoing basis, AMI, as the employer, is the entity that will pay the accumulated benefits to the named executives under the plans. The Company is not responsible for paying any portion of the accumulated benefits upon the named executives’ retirement.

For illustration purposes only, the column shows the present value of the executives’ accumulated retirement benefits utilizing the same allocation percentages applied in the Summary Compensation Table.

ADDITIONAL INFORMATION REGARDING PENSION BENEFITS

As stated above, the Company has no employees and is not responsible for the retirement plan liabilities due to the employees of AMI. The Company reimburses AMI for its allocated retirement plan expense. AMI sponsors three retirement plans. The Alabama Farmers Federation and Affiliated Companies Retirement Plan is a tax qualified defined benefit plan. The Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan and the Alabama Farmers Federation and Affiliated Companies Supplemental Retirement Plan are nonqualified defined benefit plans.

The Alabama Farmers Federation and Affiliated Companies Retirement Plan (“Retirement Plan”) is a defined benefit plan. The basic formula of the retirement benefit is 2% times years of “credited service” times the average of the highest 5 consecutive years of compensation out of the last ten years. An employee will not begin to earn “credited service” until the January 1st or July 1st following one year of employment. Compensation for plan purposes for non-agent employees includes all cash compensation and the taxable usage from their company car. The Retirement Plan uses a five-year cliff vesting schedule. The normal retirement age for a vested employee is age 65. An employee with a vested benefit may retire as early as age 55 with an early retirement reduction in benefit. Jerry A. Newby, C. Lee Ellis, and Herman T. Watts are eligible for early retirement under this provision. An employee, the sum of whose age and credited service is equal to or greater than 90, is eligible to retire without an early retirement reduction. William B. Harper is eligible for early retirement under this provision. This plan is a qualified plan, so the maximum benefit is limited by IRC 415(c)(1)(A) (for 2006 $175,000) and the maximum compensation that can be considered is limited by IRC 401(a)(17) (for 2006 $220,000).

The two nonqualified plans are used to replace the benefits lost by the limitations placed on the qualified plan by IRC 415(c)(1)(A) and/or IRC 401(a)(17). The method of calculation for this benefit is identical to that used in calculating a benefit under the qualified plan. The Alabama Farmers Federation and Affiliated Companies Executive Supplemental Retirement Plan (“Executive Plan”) covers only those employees selected to participate in the plan. The Executive Plan makes up the benefit had the two above limitations not applied. All of the executives named are participants in the Executive Plan. The Alabama Farmers Federation and Affiliated Companies Supplemental Retirement Plan (“Supplemental Plan”) makes up only for the compensation limitation (IRC 401(a)(17)). All AMI employees who do not participate in the Executive Plan are covered by the Supplemental Plan. Eligibility for retirement under the non qualified plans is identical to that of the qualified plan.

Any form of payment of benefits elected is actuarially equivalent to any other form of payment.

AMI offers retirement benefits to provide retirement security and to attract and retain talent. The supplemental plans are offered to give an equal benefit to the executives based on their compensation. Currently, AMI does not grant any additional service to any employee. Neither of the current plans allows for additional grants of service.

The chart below from AMI disclosures on the assumptions used in its retirement plans calculation apply in quantifying the present value of the accrued benefit:

Pension	2006
Discount rate	5.75%
Rate of compensation increase—Retirement Plan	5.00%
Rate of compensation increase—Supplemental Plan	5.00%
Expected long-term rate of return on Plan assets—Retirement Plan	8.75%
Expected long-term rate of return on Plan assets—Supplemental Plan	5.75%

A measurement date of September 30, 2006 was used to determine the above.

DIRECTOR COMPENSATION

The following table details the compensation paid to the Company’s directors in 2006.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]	All Other Compensation[3] ($)	Total ($)
Hal F. Lee	4,023	—	—	—	—	200	4,223
Russell R. Wiggins	3,934	—	—	—	—	200	4,134
Dean Wysner	4,289	—	—	—	—	50	4,339
Steve Dunn	4,023	—	—	—	1,321	60	5,404
Jacob C. Harper	4,289	—	—	—	—	100	4,389
B. Phil Richardson	40,400	—	—	—	—	0	40,400
Boyd E. Christenberry	38,600	—	—	—	138,245	0	176,845
John R. Thomas	42,600	—	—	—	—	0	42,600
Larry E. Newman	40,600	—	—	—	—	1,800	42,400

FOOTNOTES FOR DIRECTOR COMPENSATION TABLE

[1]

Directors who are not salaried employees of the Company or its subsidiaries receive a monthly retainer fee of $1,750 and also receive a fee of $800 per day for attending a board meeting or committee meeting. When the director is also a director of an associated company that meets contemporaneously with the board or committee of the Company, the monthly retainer and meeting fees may be shared. The column shows the portion of the monthly retainer and meeting fees allocated to the Company.

Directors Richardson, Christenberry, Thomas, and Newman are not affiliated with AMI, AMF, and AMG. Consequently, the Company pays 100% of their fees. The remaining directors are also directors of or are affiliated with AMI, AMF, and AMG. Consequently, the Company is only allocated a portion of their fees.

[2]

Directors may defer all or a portion of their monthly retainer, meeting fees, or both, into the Director’s phantom stock plan. Directors who defer into this plan are credited with phantom Alfa Corporation stock shares equal to the amount deferred divided by the price of the stock on the meeting day. These phantom amounts are monitored for increases and/or decreases in Alfa Corporation stock and the balance of their account will rise and fall with the stock price. Phantom dividends are paid on the shares credited to each account and additional shares purchased as of the dividend date. Upon the later of age 65, or the time the director leaves the Board of Directors, the value of the account is paid to the director in cash over a 10-year period, based upon the January 1, 30-month Regions (AmSouth) certificate of deposit rate. This amount is recalculated annually. No actual shares of stock are ever issued to the participant director.

The amount shown is the portion of the deferred compensation earnings allocated to the Company.

Directors do not have a defined benefit pension plan; thus, there is no change in pension value.

[3]	This column shows the Company’s share of the cost of AMI’s contribution to the Director’s Alfa Employee Stock Purchase Plan account.

ADDITIONAL INFORMATION REGARDING DIRECTOR COMPENSATION

All of the directors have the compensation arrangement set forth in the table and footnotes above.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee Interlocks and Insider Participation. Mr. Richardson who is a member of the Compensation Committee retired as Executive Vice President, Operations of the Company in 1997. Mr. Lee, Mr. Wiggins, Mr. Harper, Mr. Wysner, and Mr. Dunn are also directors of AMI, AMF, and AMG. The Company is unaware of any other Compensation Committee Interlocks between the members of the Compensation Committee and the Executive Officers of the Company.

John R. Thomas
Hal F. Lee	Dean Wysner
Russell R. Wiggins	B. Phil Richardson
Steve Dunn	Jake Harper

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company consists of Directors Richardson, Christenberry, Newman, and Thomas. All four members of the Audit Committee are independent directors in accordance with current NASDAQ rules. The Board of Directors has determined that Mr. Richardson and Mr. Newman qualify as financial experts on the Audit Committee within the meaning of SEC rules.

The Committee met eight times during 2006. The meetings were designed to facilitate and encourage communication between the Committee and Company management, the Committee and the Company’s Internal Audit Department, and the Committee and the Company’s independent auditors, KPMG (for the first two quarters of 2006) and PricewaterhouseCoopers (“PwC”) (for the last two quarters of 2006).

During these meetings, the Committee reviewed and discussed the audited financial statements with management and with KPMG and PwC, as applicable. The Committee also met separately with management, KPMG/PwC and the Company’s Internal Audit Department. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.

The discussions with KPMG and PwC also included the matters required by Statement on Auditing Standards No. 114. The Audit Committee also received from KPMG and PwC written disclosures and a letter regarding their independence as required by Independent Standards Board Standard No. 1. The Committee had the opportunity to discuss the independence of KPMG and PwC.

Based on the foregoing, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

B. Phil Richardson	John R. Thomas
Boyd E. Christenberry	Larry E. Newman

Fees

The aggregate fees1 for professional services rendered to the Company by KPMG and PwC for the year ended December 31, 2006, were as follows:

Audit Fees. During the years ended December 31, 2006 and 2005, the Company paid $649,881 and $1,427,499 respectively, to KPMG for audit services. During the year ended December 31, 2006 and 2005, the Company paid $920,245 and $0 respectively, to PwC for audit services.

Audit-Related Fees. During the years ended December 31, 2006 and 2005, the Company paid $111,645 and $481,595, respectively, to KPMG for audit-related services. During the years ended December 31, 2006 and 2005, the Company did not pay PwC for audit-related services. Audit-related services include statutory audits for Alfa Insurance Corporation (AIC), Alfa General Insurance Corporation (AGIC), Alfa Specialty Insurance Corporation (ASIC), ALIC, AMI, AMF, and AMG, and audits of the AMI pension plan, AMI 401(k) plan and various partnerships.

Tax Fees. During the years ended December, 31, 2006 and 2005, the Company paid $40,000 and $83,105, respectively, to KPMG for tax services. During the years ended December, 31, 2006 and 2005, the Company did not pay PwC for tax services. Tax services included tax consulting services and preparation and review of tax returns.

All Other Fees. During the years ended December, 31, 2006 and 2005, the Company did not pay KPMG or PwC any amount for services other than those described above.

The Audit Committee’s policy is to pre-approve all audit and non-audit services. Pre-approval is generally provided for up to one year and the pre-approval sets forth the particular service or category of services and is generally subject to a specific budget.

The Audit Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining its principal accountant’s independence. The Audit Committee has concluded that KPMG and PwC are independent from the Company and its management.

[1]	Includes fees paid by Affiliated Companies.

CORPORATE GOVERNANCE

The Executive Committee during 2006 consisted of Directors Newby, Lee, Wiggins, Wysner, Dunn, Harper, Richardson and Thomas. The Executive Committee confers informally with the President of the Company on a regular basis concerning important business issues. The Executive Committee met five times during 2006.

The Audit Committee during 2006 consisted of Directors Richardson, Christenberry, Thomas and Newman. The Audit Committee monitors, oversees and approves the activities of the external and internal audit functions, makes appropriate reviews of all related party transactions of the Company, reviews potential conflicts of interest situations where appropriate, and performs other oversight functions as requested by the Board of Directors. The Audit Committee renders reports of its meetings and any actions or recommendations to the Board of Directors, as necessary. The Audit Committee met eight times during 2006. A copy of the Audit Committee’s Charter was provided in the Company’s proxy statement for the 2006 Annual Meeting.

The Compensation Committee during 2006 consisted of Directors Lee, Wiggins, Wysner, Dunn, Harper, Richardson and Thomas. The Compensation Committee evaluates the CEO and recommends to the Company’s Board of Directors compensation for the CEO. The Committee also approves equity awards under the Company’s Stock Incentive Plan. The Committee does not delegate its authority regarding these items to any other person, except the compensation reimbursed by the Company to AMI is subject to approval by AMI. The Compensation Committee met three times in 2006. The Committee does not have a charter. Additional information regarding the Compensation Committee’s function in the compensation process is contained in the Compensation Discussion and Analysis.

The independent directors, as defined by NASDAQ National Marketplace Rule 4350(c), which during 2006 consisted of Directors Richardson, Thomas, Christenberry and Newman, met two times. Mr. Richardson was unable to attend one of the independent directors’ meetings.

During 2006, the directors attended at least 75% of the meetings of the Board, and the Committees of which they are a member. The full Board of Directors met twelve times during 2006.

The Company is a “controlled company” within the meaning of NASDAQ National Marketplace Rule 4350(c)(5) because more than 50% of the Company’s common stock is held by AMI, AMF, and AMG as described above in “Voting Securities and Principal Holders.” As a result, the Company is not required to have a board of directors consisting of a majority of directors who are independent or a compensation committee or nominating committee composed solely of independent directors.

Because the Company is a controlled company within NASDAQ rules as set forth in the preceding paragraph, the Board of Directors believes that it is not necessary to utilize a nominating committee. Director nominees for the Company are selected by the Board of Directors following receipt of recommendations of potential candidates from the Chairman of the Board of the Company. The board is not limited by the recommendations of the Chairman and may select other nominees. There is no charter setting forth these procedures and the Board of Directors has no policy regarding the consideration of any director candidates recommended by stockholders. Each director-nominee named in this proxy statement was recommended to the board by the Chairman and approved by the board as a nominee.

A majority of the directors of the Company are also directors of or are affiliated with AMI, AMF, and AMG. Directors Richardson, Thomas, Christenberry, and Newman are not affiliated with AMI, AMF, or AMG.

Except as may be otherwise required by law and except as set forth under the caption “Stockholder Proposals,” the Company has no formal process for stockholders to send communications to the Board of Directors. However, the board does not discourage such communications, and the Company’s proxy statement, annual report to stockholders, annual report on Form 10-K and website, www.alfains.com, all have references to the Company’s address, telephone number and names of executive officers and directors to whom communications may be sent. Accordingly, the board believes no formal policy on this matter is necessary.

The Company encourages participation by members of its Board of Directors at the Company’s annual meeting. All directors were present at the 2006 annual meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership

AMI owns 42.6%, AMF owns 11.4%, and AMG owns 0.8% of the Company’s common stock. The Board of Directors of the Company consists of eleven members, six of whom serve as Directors of AMI, AMF, and AMG (the “Mutual Group”) and two of whom at December 31, 2006 were executive officers of the Company. One of the Company’s directors and most of the Company’s executive officers, including the Company’s President, also hold the same positions with AMI, AMF, AMG, and ASIC. The Company paid stockholder dividends to the Mutual Group totaling $19.0 million in 2006, $17.2 million in 2005, and $15.1 million in 2004.

The Mutual Group’s and the Company’s insurance subsidiaries’ activities and transactions are subject to reporting, examination, and regulation under the Alabama Insurance Holding Company Systems Regulatory Act. AMI is considered the controlling party under that Act.

Management and Operating Agreement

Under a Management and Operating Agreement, AMI provides substantially all facilities, management, and other operational services to the Company and its subsidiaries and to other companies associated with AMI. Most of the personnel providing management services to the Company are full-time employees of, and are directly compensated by, AMI. The Company’s business is substantially integrated with that of AMI, AMF, and AMG. AMI periodically conducts time usage and other special expense allocation studies. AMI charges the Company for its allocated and direct salaries, employee benefits and other expenses, including those for the use of office facilities. The amounts paid by the Company to AMI under the Management and Operating Agreement were $65.9 million in 2006, $61.8 million in 2005, and $50.7 million in 2004. The Company reimburses AMI for the full amount of all its agents’ commissions paid by AMI for the sale of the Company’s insurance products.

Policies and Procedures

Pursuant to the Company’s Principles of Business Conduct (“Principles”), any covered officer, executive officer or director who proposes to enter into any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest shall report such transaction or relationship to the audit committee or to the board of directors and receive approval from the board of directors for such transaction or relationship before entering into it.

The Principles set out in detail the Company’s and employees’ responsibilities as they relate to customers, shareholders, business partners, governments, and communities. The Principles also discuss in detail various forms of conflicts of interest that should be avoided. Any alleged violation of the Principles by any covered officer, executive officer, or director shall be reviewed by the board of directors of the Company. Violations related to the Company’s accounting, internal accounting controls or auditing matters, or any questionable accounting or audit matters shall be reviewed by the board of directors or the audit committee. A decision may be reached by the board or audit committee regarding the nature and extent, if any, of the violation and the response to such violation after investigation of the facts deemed relevant by the board, or committee, giving due regard to protection for the person reporting the alleged violation.

At least annually, the Company circulates questionnaires to the directors and executive officers requesting disclosure of any related person transactions. Outside counsel reviews the questionnaires to determine whether any related person transactions involving the directors or officers occurred during the year and whether disclosure is required.

Material agreements between or among the Company and its affiliates are generally reviewed and approved by the audit committee, the boards of directors of the companies, or both, and are subject to regulatory approval, if applicable.

Debt and Guarantees

The Mutual Group is a partner in a real estate partnership, which in 2000 established a revolving line of credit with Alfa Financial Corporation (“AFC”), a subsidiary of the Company, of $4.0 million at a rate of interest equal to the prime lending rate less 1.0%. During 2002, this line of credit was increased to $5.0 million. At December 31, 2006 and 2005, the amount loaned to the partnership under the line of credit was $3.6 million and $4.0 million, respectively. Interest earned by AFC from the partnership was $271 thousand, $235 thousand, and $158 thousand in 2006, 2005, and 2004, respectively.

The Company’s property and casualty subsidiaries have agreed to guarantee payment on debt owed by three real estate partnerships affiliated with AMF. These guarantees expire between 2007 and 2035 and, in the unlikely circumstance of a guarantee call, could negatively impact the Company by up to $1.6 million.

In 1997, AMI established a revolving line of credit with AFC of $20 million at a rate of interest equal to the one-month London Interbank Offered Rate (LIBOR) plus .75%. No balance was outstanding at either December 31, 2006 or 2005. No interest was earned by AFC related to this line of credit in 2006, 2005, or 2004.

In 1999, Alfa Realty, Inc. (“Realty”), a subsidiary of Alfa Properties, Inc. (“Properties”), secured a line of credit with AFC of $250 thousand with interest payable monthly at the Company’s commercial paper rate then applicable plus .35%. No balance was outstanding at either December 31, 2006 or 2005. No interest was earned by AFC related to this line of credit in 2006, 2005, or 2004.

Also, during 1999, Alfa Builders, Inc. (“Builders”) established a line of credit with AFC of $5 million with interest payable monthly at the Company’s commercial paper rate then applicable plus 1.00%. The unpaid balance on this line of credit was $3.0 million and $4.0 million at December 31, 2006 and 2005, respectively. Interest earned by AFC in 2006, 2005, and 2004 was $223 thousand, $161 thousand, and $45 thousand, respectively.

The Company’s commercial paper is guaranteed by AMI and AMF. The Company paid fees of $50 thousand and $25 thousand to AMI and AMF, respectively, for their guarantees in 2006 and 2005.

Insurance Products

On February 1, 1997, AMI began covering its employees with a Corporate Owned Life Insurance (COLI) plan utilizing ALIC’s universal life product. Premiums paid to ALIC totaled $18.5 million in 2006, $17.9 million in 2005, and $17.9 million in 2004. Policy charges recorded from such premiums totaled $4.0 million in 2006, $3.8 million in 2005, and $3.5 million in 2004. Policy reserves and insurance in force on the COLI plan at December 31, 2006 were $169.9 million and $748.2 million, respectively. Certain of AMI’s employees and those of the Mutual Group’s sponsoring organization, the Alabama Farmers Federation (“Federation”), not covered by the COLI plan are covered by group life insurance provided by ALIC. During 2002, certain retired employees of Virginia Mutual Insurance Company (“Virginia Mutual”) also began being covered by group life insurance provided by ALIC. Contingency reserves held for this group as of December 31, 2006 and 2005 were $142 thousand and $166 thousand, respectively. Group life insurance premiums paid to ALIC totaled $493 thousand in 2006, $517 thousand in 2005, and $492 thousand in 2004. Insurance inforce under this plan at December 31, 2006 was $48.0 million. Reserves for group life insurance represent the excess present value of future guaranteed benefits over future premiums plus any unearned premium. Since this one-year term contract renews on January 1 of each year at the discretion of each party, there is no future excess present value of future guaranteed benefits over future premiums at December 31. Since all of the certificates have a renewal date of January 1, the premium for each certificate is fully earned on the following December 31 and no unearned premium liability is present. This reserving method has been used since the Company’s inception. The only change in resulting reserves in recent years occurred when the plan year was adjusted to coincide with the calendar year.

Other Related-Party Transactions

During 1999, the Company formed a subsidiary, Alfa Benefits Corporation (“ABC”), to administer nonqualified employee and director benefit plans on behalf of AMI. As a result, the accrued benefit liabilities held by the various Alfa property and casualty entities and their related assets were transferred to ABC at that time. The amounts of net transfers from ABC to AMI in 2006 and 2005 for payments of benefits totaled $1.0 million and $763 thousand, respectively.

AFC leases equipment, automobiles, furniture, and other property to the Mutual Group and its affiliates. The Mutual Group and its affiliates paid $4.0 million in 2006, $3.4 million in 2005, and $3.4 million in 2004 under these leases. Periodically, the Mutual Group invests in automobile and other installment loans issued and serviced by AFC. The amount invested by the Mutual Group in such loans was $8.3 million at December 31, 2006. The Mutual Group held no such investment in these loans at December 31, 2005. Interest paid by AFC to the Mutual Group on these loans was $334 thousand in 2006, $200 thousand in 2005, and $321 thousand in 2004. The Alabama Farmers Federation (“Federation”) and Alfa Services, Inc. (“Services”), a Federation subsidiary, invest in short-term lines of credit with the Company and AFC. The balance outstanding on these lines of credit included in notes payable to affiliates was $19.3 million and $20.9 million at December 31, 2006 and 2005, respectively. Interest paid by the Company and AFC to the Federation and its subsidiary was $1.0 million in 2006, $502 thousand in 2005, and $166 thousand in 2004.

In 2004, prior to its being sold, the Company’s real estate construction subsidiary, Builders, purchased 6 residential lots at fair value for $292,207 from a partnership in which the Mutual Group is a partner.

Properties has a partnership interest in Marshall Creek, Ltd., a real estate development. AFC established capital leases with this entity during 2002 and received payments of $175 thousand and $184 thousand under these leases in 2006 and 2005, respectively.

The Company periodically has investment transactions with the Mutual Group. In 2006, the Company sold one security at fair value for a loss of $601 thousand and purchased two securities at fair value of $4.9 million. Investment transactions between the Company and the Mutual Group were insignificant in 2005 and 2004. The Company is also a partner in Alfa Investors Partnership with the Mutual Group. The amount contributed to the partnership was $39.0 million and $36.3 million at December 31, 2006 and 2005, respectively. The Company had committed to fund up to $7.6 million additional investment in the partnership at December 31, 2006. The Company received distributions from the partnership of $3.2 million and $1.2 million in 2006 and 2005, respectively. In 2000, the Company became a member in Alfa Ventures II, LLC with the Mutual Group. The amount contributed to the limited liability company was $1.9 million at both December 31, 2006 and 2005, respectively. The Company received distributions from this partnership of $203 thousand in 2006 and $3.0 million in 2005.

The Company’s life subsidiary is a general partner in two investment partnerships with a trust created by AMI and AMF. The carrying value of the partnerships was $1.1 million and $987 thousand at December 31, 2006 and 2005, respectively.

On December 31, 2005, the Company completed the sale of AFC’s leasing division, OFC Capital, to OFC Servicing Corporation, a subsidiary of MidCountry Financial Corporation that continues to service the Company’s retained commercial lease portfolio. As of December 31, 2006, AFC owned 42.4% of the outstanding common stock of MidCountry Financial Corporation. Jerry A. Newby and C. Lee Ellis serve as directors of that company. Service fees incurred by the Company in 2006 were $908 thousand. Included in other long-term investments in affiliates at December 31, 2006 and 2005, respectively, is a note receivable of $33.0 million and $55.5 million related to the sale transaction. Interest received from OFC Servicing Corporation during 2006 was $1.8 million.

Effective August 1, 1987, the Company’s property and casualty insurance subsidiaries entered into a reinsurance Pooling Agreement (the “Pooling Agreement”) with the Mutual Group. Effective January 1, 2006, the Pooling Agreement was amended to reallocate ASIC’s coinsurance allocation of catastrophes to AMI. Effective January 1, 2007, the Pooling Agreement was amended to include AAIC as a participant in the pool. In addition, a quota share agreement between AMF and Virginia Mutual was terminated and applicable references were removed from the Pooling Agreement.

The Mutual Group is a direct writer primarily of personal lines property and casualty insurance in Alabama. ASIC is a direct writer in Alabama, Georgia, Mississippi, and Virginia. At December 31, 2006, the Company’s subsidiaries similarly are direct writers in: Arkansas, Florida, Georgia, Indiana, Kentucky, Mississippi, Missouri, Ohio, Tennessee, and Virginia; and assume business from Texas. Virginia Mutual is a direct writer in North Carolina and Virginia. Effective January 1, 2007, AAIC is also a direct writer in Tennessee.

The Mutual Group, Virginia Mutual, AIC and AGI write preferred risk automobile and homeowner insurance, manufactured home insurance, fire and allied lines, standard risk automobile and homeowner insurance, and a limited amount of commercial insurance, including auto, church, and businessowner insurance. AMI is also a direct writer of farmowner insurance. ASIC and AVIC are direct writers of nonstandard risk automobile insurance. Effective January 1, 2007, AAIC is a direct writer of the same lines previously written by Virginia Mutual.

Under the Pooling Agreement, each participant cedes premiums, losses, and underwriting expenses on all of their direct property and casualty business to AMI, and AMI in turn retrocedes to each participant a specified portion of premiums, losses, and underwriting expenses based on each participant’s pooling percentage. The Mutual Group’s and ASIC’s direct property and casualty business (together with the property and casualty business ceded by the Company) is included in the pool.

The pooling participants and their current percentage participation in the pool are as follows:

AMI[2]	18%
AMF[2]	13%
AMG[2]	3%
AIC[1]	29%
AGIC[1]	29%
ASIC[3]	1%
AVIC[1]	5%
AAIC[1]	2%

[1]	Subsidiary of the Company
[2]	Member of Mutual Group
[3]	Subsidiary of AMI

Approximately 68.1% and 75.6% of the Company’s property and casualty premium income and 59.9% and 66.5% of its total premium income were derived from the Company’s participation in the Pooling Agreement in 2006 and 2005, respectively.

As a result of the Pooling Agreement, the Company had receivables of $2.4 million and $9.3 million from the Mutual Group at December 31, 2006 and 2005, respectively, for transactions originating in December and settled the following month.

The Pooling Agreement also limits the Company’s participation in any single catastrophic event or series of disasters to its pool share (65%) of a lower catastrophe pool limit unless the loss exceeded an upper catastrophe pool limit. In cases where the upper catastrophe limit is exceeded on a 100% basis, the Company’s share in the loss would be based upon its amount of surplus relative to other members of the group. Lower and upper catastrophe pool limits are adjusted periodically due to increases in insured property risks. The current limits and participation levels are summarized below:

	Lower Catastrophe Pool Limit (millions)	Upper Catastrophe Pool Limit (millions)	Estimated Coinsurance Allocation of Catastrophes Exceeding Upper Catastrophe Pool Limit
January 1, 2006	21.2	525.5	21%
January 1, 2007	21.4	530.5	22%

The Company incurred catastrophe losses of $13.8 million and $11.6 million in 2006 and 2005, respectively. These losses resulted in reductions to the Company’s net income of $0.11 and $0.09 per diluted share, after reinsurance and taxes in the respective years.

A committee consisting of two members of the Boards of Directors of the Mutual Group, two members of the Board of Directors of ASIC, two members of the Board of Directors of the Company and Jerry A. Newby, as chairman of each such Board, has been established to review and approve any changes in the Pooling Agreement. The committee is responsible for matters involving actual or potential conflicts of interest between the Company, ASIC and the Mutual Group and for attempting to ensure that, in operation, the Pooling Agreement is equitable to all parties. Conflicts in geographic markets are currently minimal because the Mutual Group writes property and casualty insurance only in Alabama and at present all of such insurance written by the Company is outside of Alabama. The Pooling Agreement is intended to reduce conflicts that could arise in the selection of risks to be insured by the participants by making the results of each participant’s operations dependent on the results of all of the pooled business. Accordingly, the participants should have substantially similar loss ratios for the pooled business excluding catastrophes as long as the Pooling Agreement remains in effect.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of the Company file reports of stock ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of copies of such reports and representations made by directors and officers of the Company, the Company believes that during the prior fiscal year beginning January 1, 2006 its officers and directors complied with all Section 16(a) filing requirements. The Company has procedures in place to monitor Section 16(a) compliance and also sends out regular reminders to directors and officers about their reporting obligations under Section 16(a).

CODE OF ETHICS

The Company has adopted a code of ethics applicable to the Company’s chief executive officer, chief financial officer and directors which is designed to deter wrongdoing, promote ethical conduct, and prevent conflicts of interest. The code also stresses compliance with the law, including appropriate disclosure obligations and prompt reporting of violations. The code was amended in 2006 to reference a new method for employees to report violations by utilizing a toll free 1-800 number called Ethicsline. The code of ethics is posted on the Company’s website at www.alfains.com under the heading “Principles of Business Conduct.”

STOCKHOLDER PROPOSALS

Stockholders are hereby notified that any proposals which they wish to have included in the proxy and proxy statement for the annual meeting of the stockholders of the Company in 2008 must be received in writing at its offices in Montgomery, Alabama, no later than December 10, 2007. To insure prompt receipt by the Company, all such proposals should be sent by certified mail, return receipt requested, addressed to Secretary, Alfa Corporation, P. O. Box 11000, Montgomery, Alabama 36191-0001. Proposals must comply with the Securities and Exchange Commission proxy rules relating to stockholders’ proposals to be included in the proxy materials.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s principal auditors for the fiscal year just completed were KPMG LLP (“KPMG”) for the first six months and PricewaterhouseCoopers (“PwC”) for the last six months of the year. The Audit Committee selects auditors for the Company annually and reports their selection to the Board of Directors. A representative of PwC is expected to be present at the stockholders meeting with the opportunity to make a statement, and also to respond to appropriate questions.

The Audit Committee of the Board of Directors of the Company annually considers the selection of the Company’s independent registered public accountants. On August 28, 2006, the Company notified KPMG that the Company’s Audit Committee, on August 24, 2006, decided not to renew KPMG’s engagement, and selected PwC to serve as the Company’s independent registered public accountants for the remainder of 2006.

The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2005 and 2004 and the reviews of subsequent interim periods through August 24, 2006, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG would have caused it to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The Audit Committee of the Board of Directors of the Company authorized KPMG to respond fully to the inquiries of PwC, the successor auditor.

The Company provided KPMG with a copy of the foregoing disclosure. The Company requested a letter from KPMG stating its agreement with these statements. This letter of agreement was provided by KPMG.

During the years ended December 31, 2005 and 2004 and the subsequent interim period through August 24, 2006, the Company did not consult with PwC regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) the subject matter of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v).

OTHER PROPOSED ACTION

Management is not aware of any other matters to be brought before the meeting. If other proper business or questions are presented at the meeting, the persons holding the proxies will vote in accordance with their judgment on such business or questions.

STOCKHOLDERS ARE URGED TO SIGN, DATE, AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

The date of this proxy statement is March 30, 2007.

Alfa Corporation

P. O. Box 11000

Montgomery, Alabama 36191-0001

ANNUAL MEETING OF STOCKHOLDERS OF

ALFA CORPORATION

May 3, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1. ELECTION OF DIRECTORS: NOMINEES			2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ Jerry A. Newby ☐ Hal F. Lee ☐ Russell R Wiggins ☐ Dean Wysner ☐ Jacob C. Harper ☐ Steve Dunn ☐ B. Phil Richardson ☐ Boyd E. Christenberry ☐ John R. Thomas ☐ Larry E. Newman ☐ C. Lee Ellis

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all nominees listed at left for directors.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.